UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2011
Brigham Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway Building Two, Suite 500 Austin, Texas	78730

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 427-3300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 23, 2011, Brigham Oil & Gas, L.P. (“Borrower”), Brigham Exploration Company (the “Company”) and Brigham, Inc. (the “GP” and together with Borrower and the Company, collectively, “Brigham”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) among Brigham, each of the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.
The Credit Agreement provides for revolving credit borrowings up to $600 million, a current borrowing base of $325 million and a five year maturity. The borrowing base under the Credit Agreement will be re-determined at least semi-annually. Substantially all of Borrower’s proved crude oil and natural gas properties are pledged as collateral for borrowings under the Credit Agreement. The Company and the GP have guaranteed Borrower’s obligations under the Credit Agreement.
Borrowings under the Credit Agreement will bear interest at a base rate or a Eurodollar rate, at Borrower’s election, plus in each case an applicable margin. These margins are reset quarterly and are subject to increase if the total amount borrowed under the Credit Agreement reaches certain percentages of the available borrowing base, as shown below:

Percent of	Eurodollar
Borrowing Base	Rate	Base Rate	Commitment
Utilized	Advances	Advances(1)	Fee
< 50%	2.00%	1.00%	0.50%
≥ 50%	2.25%	1.25%	0.50%
≥ 75%	2.50%	1.50%	0.50%
≥ 90%	2.75%	1.75%	0.50%

(1)	Base Rate means for any day a fluctuating rate per annum equal to the highest of the following: (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
The Credit Agreement also contains customary restrictions and covenants. Pursuant to the Credit Agreement, the Company’s current ratio must be at least 1.00 to 1 and net leverage ratio must not be greater than 4.00 to 1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See “Item 1.01—Entry into a Material Definitive Agreement” for a description of the Credit Agreement.
Item 2.02 Results of Operation and Financial Condition.
We are furnishing our press release dated February 24, 2011, which announced our financial results for the fourth quarter and twelve months ended December 31, 2010 and provided first quarter and full year 2011 forecasts. The text of that press release is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.
We are also furnishing our press release dated February 24, 2011, which announced operational results and proved reserves as of December 31, 2010. The text of that press release is attached to this Report as Exhibit 99.2 and is incorporated by reference herein.
We are also furnishing our press release dated January 27, 2011, which announced estimated operational results and proved reserves as of December 31, 2010. The text of that press release is attached to this Report as Exhibit 99.3 and is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
In addition to the filing of this report on Form 8-K and the issuance of the attached press releases, we are also updating our corporate presentation, which can be found on our website at www.bexp3d.com. We caution you that the information provided in our corporate presentation is given as of February 25, 2011 based on currently available information, and that we are not undertaking any obligation to update it as conditions change or other information becomes available.
Item 9.01 Financial Statements and Exhibits.
(d)

Exhibit 99.1	Press Release dated February 24, 2011.
Exhibit 99.2	Press Release dated February 24, 2011.
Exhibit 99.3	Press Release dated January 27, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 25, 2011	BRIGHAM EXPLORATION COMPANY
	By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

99.1	Press Release dated February 24, 2011.
99.2	Press Release dated February 24, 2011.
99.3	Press Release dated January 27, 2011.